EXHIBIT 99.1

America's Car-Mart Announces Election of New Board Member

BENTONVILLE, Ark., Dec. 10, 2009 (GLOBE NEWSWIRE) -- America's Car-Mart Inc. (Nasdaq:CRMT) today announced that its Board of Directors elected Robert Cameron Smith as a new, independent director on December 9, 2009.

Mr. Smith, age 58, has been President of Cameron Smith & Associates, Inc., since 1994. Cameron Smith & Associates is an industry leader in executive recruiting and connecting suppliers for major retailers with the best and brightest talent. He has 20 years experience in executive search, beginning with Career Consultants in Southern California before founding his own agency in Los Angeles, California. He founded Cameron Smith & Associates in Bentonville, Arkansas in 1994. He has become a leader in the supplier community, and is actively involved in efforts to enhance the technology, international trade opportunities and higher educational resources available to world-class companies working in conjunction with major retailers.

"America's Car Mart is privileged to have someone of Cameron's caliber join our team," said William H. ("Hank") Henderson, Chairman and Chief Executive Officer of America's Car Mart. "As our Company grows so do our needs for talented people and Cameron's expertise in recruitment and selection will be a significant benefit to us as we move forward."

About America's Car-Mart

America's Car-Mart operates 96 automotive dealerships in eight states and is the largest publicly-held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States; selling quality used vehicles and providing financing for substantially all of its customers.

CONTACT:  America's Car-Mart Inc.
          T.J. ("Skip") Falgout, III, Chairman
            (972) 717-3423
          William H. ("Hank") Henderson, CEO
            (479) 464-9944
          Jeffrey A. Williams, CFO
            (479) 418-8021